Exhibit 2.4

FIRST AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to the Membership Interest Purchase Agreement (“Amendment”) is made and entered into as of October 31, 2017, by and between Plains Pipeline, L.P., a Texas limited partnership (“Seller”) and HEP Casper SLC LLC, a Delaware limited liability company (“Buyer”). Each of Seller and Buyer is referred to herein individually as a “Party” and collectively as the “Parties”. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth for such terms in the Purchase Agreement (as defined herein).

WHEREAS, the Parties entered into that certain Membership Interest Purchase Agreement dated as of August 7, 2017 (the “Purchase Agreement”) and now desire to amend the Purchase Agreement as set forth herein.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.	Amendment to Section 8(c)(vii). The following new section shall be added as a new Section 8(c)(vii) of the Purchase Agreement to follow immediately after Section 8(c)(vi) of the Purchase Agreement:
“(vii)    Vehicles. Seller agrees to sell to Buyer, and Buyer agrees to purchase or cause its Affiliates to purchase from Seller, the Transferred Vehicles for the fair market value of such vehicles as of the Closing Date; provided, that Buyer and Seller shall use their respective Commercially Reasonable Efforts to consummate such sale within ten (10) Business Days of Closing. Exhibit H sets forth the estimated fair market value of such vehicles as of the Closing Date. Seller acknowledges and agrees that upon Seller’s sale of the Transferred Vehicles to Buyer that all of Seller’s right, title and interest in and to the Transferred Vehicles shall vest in Buyer free and clear of all liens or other encumbrances.”

2.	Amendment to Section 8(c)(viii). The following new section shall be added as a new Section 8(c)(viii) of the Purchase Agreement to follow immediately after Section 8(c)(vii) of the Purchase Agreement:
“(viii)    Power. To the extent that Buyer and Seller must undertake a split of the power facilities attributable to the ownership and operation of the Frontier Aspen Pipeline and Seller’s or Seller’s Affiliate’s pipeline assets at and after Closing, the Parties shall negotiate in good faith to enter into an agreement on mutually agreeable terms to allow for Seller and Buyer to continue to use and operate under such power facilities for the benefit of Buyer and Seller until Buyer and Seller are able to split such power facilities or Seller is otherwise able to obtain its own power facilities; provided, that Seller and Buyer shall use their Commercially Reasonable Efforts to develop a solution for Seller obtain its own power facilities within three (3) months of Closing.”

(Signature Page to the First Amendment to Membership Interest Purchase Agreement)

3.	Amendment to Definitions. The following new definition shall be added to Exhibit A of the Purchase Agreement to follow immediately after “Tax Return”:
““Transferred Vehicles” means the vehicles set forth on Exhibit H attached hereto.”

4.
Amendment to Schedule 4(c)(viii). Pursuant to Section 8(c)(ii) of the Purchase Agreement, Schedule 4(c)(viii) (Environmental Matters) attached to the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

5.
Amendment to Schedule 8(a)(i)(2). Pursuant to Section 8(c)(ii) of the Purchase Agreement, Schedule 8(a)(i)(2) (Additional Assets) attached to the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

6.
Amendment to Schedule 8(c)(vi)(1). Pursuant to Section 8(c)(ii) of the Purchase Agreement, Schedule 8(c)(vi)(1) (Available Employees) attached to the Purchase Agreement is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

7.
Amendment to Transferred Vehicles Exhibit. The Parties agree that the Transferred Vehicles exhibit attached hereto as Exhibit D shall be added to the Purchase Agreement to follow immediately after Exhibit G of the Purchase Agreement.

8.
No Further Amendment. Except as specifically provided in this Amendment, the Purchase Agreement shall remain in full force and effect pursuant to the terms and conditions thereof. The Parties hereby ratify and confirm the Purchase Agreement as hereby amended. All references to the Purchase Agreement shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

9.
Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile or .pdf signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

[Signature Page Follows]
IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective, duly authorized representatives as of the day and year first above written.

(Signature Page to the First Amendment to Membership Interest Purchase Agreement)

SELLER: PLAINS PIPELINE, L.P. By Plains GP LLC, its general partner By: /s/ Jeremy Goebel Name: Jeremy Goebel Title: Senior Vice President
BUYER: HEP CASPER SLC LLC By: /s/ George J. Damiris Name: George J. Damiris Title: CEO and President

(Signature Page to the First Amendment to Membership Interest Purchase Agreement)